EXHIBIT 18
                       RULE 18f-3 DUAL DISTRIBUTION PLAN



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                                  PHOENIX FUNDS
                                  (the "Funds")

                           PLAN PURSUANT TO RULE 18f-3
                                    under the
                         INVESTMENT COMPANY ACT OF 1940



1.      Introduction

        Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), this Plan describes the multi-class system for the Funds, including the separate classes of shares' arrangements for distribution, the method for allocating expenses to those classes and any related conversion or exchange privileges applicable to these classes.

        Upon the effective date of this Plan, the Funds shall offer multiple classes of shares, as described herein, pursuant to Rule 18f-3 and this Plan.

2.      The Multi-Class Structure

        The portfolios of the Funds listed on Schedule A hereto shall offer two classes of shares, Class A and Class B ("Multi-Class Portfolios"). Shares of the Multi-Class Portfolios shall represent an equal pro rata interest in the respective Portfolio and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall bear any Class Expenses, as defined by Section B, below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Class A and Class B shares shall have the features described in Sections a, b, c and d, below.

        a.     Distribution Plan

        The Fund has adopted a Distribution Plan pursuant to Rule 12b-1 with respect to Class B shares for each Multi-Class Portfolio, containing substantially the following terms:

        Class B shares of each Portfolio shall reimburse Phoenix Equity Planning Corporation (the "Distributor") for costs and expenses incurred in connection with distribution and marketing of shares of the Fund, as provided in the Distribution Plan and any supplements thereto, subject to an annual limit of 1.00% of the average daily net assets of a Portfolio's Class B shares.




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        b.     Allocation of Income and Expenses

               i.     General.

               The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of each Portfolio shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Portfolio. Expenses to be so allocated include expenses of the Fund that are not attributable to a particular Portfolio or class of a Portfolio but are allocated to a Portfolio ("Fund Expenses") and expenses of a particular Portfolio that are not attributable to a particular class of that Portfolio ("Portfolio Expenses"). Fund Expenses include, but are not limited to, Trustees' fees, insurance costs and certain legal fees. Portfolio Expenses include, but are not limited to, certain state registration fees, custodial fees, advisory fees and other expenses relating to the management of the Portfolio's assets.

               ii.    Class Expenses.

               Expenses attributable to a particular class ("Class Expenses") shall be limited to: (a) payments pursuant to the Distribution Plan for that class; (b) transfer agent fees attributable to a specific class, (c) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of the class; (d) registration fees for shares of the class (other than those set forth in Section b.i. above); (e) the expense of administrative personnel and services as required to support the shareholders of a specific class; (f) litigation or other legal expenses relating solely to one class of shares; and
(g) Trustees' fees incurred as a result of issues relating to a class of shares. Expenses described in (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may be allocated as Class Expenses, if the Fund's President and Treasurer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended ("Code").

               In the event that a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Fund Expense or Portfolio Expense as applicable, and in the event a Fund Expense or Portfolio Expense becomes allocable as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and Board approval or ratification.

               The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto as set forth in this Plan shall be reviewed by the Board of Trustees and approved by such Board and by a majority of the Trustees who are not "interested persons" of the Fund, as defined in the 1940 Act ("Independent Trustees")




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                                            - 3 -

               iii.   Waivers or Reimbursements of Expenses

               Expenses may be waived or reimbursed by the Funds' investment adviser(s), their principal underwriters, or any other provider of services to a Portfolio or Fund without the prior approval of the Board of Trustees.

        c.     Exchange Privileges

        Shareholders of a Multi-Class Portfolio may exchange shares of a particular class for shares of the same class in another Multi-Class Portfolio, at the relative net asset values of the respective shares to be exchanged and with no sales charge, provided the shares to be acquired in the exchange are, as may be necessary, qualified for sale in the shareholder's state of residence and subject to the applicable requirements, if any, as to minimum amount.

        d.     Conversion Feature

        Class B Shares of a Multi-Class Portfolio will automatically convert to Class A Shares of that portfolio, without sales charge, at the relative net asset values of each of such classes, not later than eight years from the acquisition of the Class B Shares. The conversion of Class B Shares to Class A Shares is subject to the continuing availability of an opinion of counsel or a ruling from the Internal Revenue Service to the effect that (i) the assessment of the higher distribution fees and transfer agency costs with respect to Class B Shares does not result in any dividends or distributions constituting "preferential dividends" under the Internal Revenue Code of 1986, as amended, and (ii) that the conversion of shares does not constitute a taxable event under federal income tax law.

3.      Board Review

        a.     Initial Approval

               The Board of Trustees, including the Independent Trustees at a meeting held on November 15, 1995, initially approved the Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class and Portfolio individually and of the Funds.

        b.     Approval of Amendments

               The Plan may not be amended materially unless the Board of Trustees, the Independent Trustees, have found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each class and Portfolio individually and of the Fund.




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                                            - 4 -
        c.     Periodic Review

               The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

4.      Contracts

        Any agreement related to the Multi-Class System shall require the parties thereto to furnish to the Board of Trustees, upon their request, such information as is reasonably necessary to permit the Trustees to evaluate the Plan or any proposed amendment.

5.      Effective Date

        The Plan, having been reviewed and approved by the Board of Trustees and the Independent Trustees, shall take effect as of March 15, 1996.

6.      Amendments

        The Plan may not be amended to modify materially its terms unless such amendment has been approved in the manner specified in Section 3.b. of this Plan.






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                                                                      SCHEDULE A



PHOENIX MULTI-SECTOR SHORT TERM BOND FUND

PHOENIX CALIFORNIA TAX-EXEMPT BONDS, INC.

PHOENIX STRATEGIC EQUITY SERIES FUND:
        EQUITY OPPORTUNITIES FUND
        STRATEGIC THEME FUND
        SMALL CAP FUND

PHOENIX INCOME AND GROWTH FUND

PHOENIX MULTI-PORTFOLIO FUND:
        CAPITAL APPRECIATION PORTFOLIO
        DIVERSIFIED INCOME
        INTERNATIONAL PORTFOLIO
        REAL ESTATE SECURITIES PORTFOLIO
        TAX-EXEMPT BOND PORTFOLIO
        EMERGING MARKETS BOND PORTFOLIO

PHOENIX MULTI-SECTOR FIXED INCOME FUND, INC.

PHOENIX SERIES FUND:
        BALANCED SERIES
        CONVERTIBLE SERIES
        GROWTH SERIES
        HIGH YIELD FUND SERIES
        MONEY MARKET FUND SERIES
        U.S. GOVERNMENT SECURITIES FUND
        U.S. STOCK FUND

PHOENIX TOTAL RETURN FUND, INC.

PHOENIX WORLDWIDE OPPORTUNITIES FUND



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